Scottish Re Group Limited Announces Shareholder Approval of MassMutual Capital and Cerberus Transaction

HAMILTON, Bermuda, March 2 /PRNewswire-FirstCall/ -- Scottish Re Group Limited (NYSE: SCT), a global life reinsurance specialist, announced today that the company's shareholders approved a set of proposals relating to the investment by MassMutual Capital Partners LLC and an affiliate of Cerberus Capital Management, L.P. at an Extraordinary General Meeting of Shareholders that was held today in Hamilton, Bermuda. The approval of the proposals by the shareholders represents an important step in the closing of the transaction, which after receiving regulatory approval, will result in MassMutual Capital and Cerberus each investing $300 million into the company for a total equity investment of $600 million. Upon close of the transaction, MassMutual Capital and Cerberus will have a controlling voting equity interest in the company.

"We are very pleased that our shareholders have approved the transaction and, on behalf of the board of directors, we thank them for their support during this difficult period," said Paul Goldean, Scottish Re's Chief Executive Officer. "We look forward to expeditiously closing the transaction and working with MassMutual Capital and Cerberus to achieve our financial goals and deliver long-term value to our shareholders."

Pending certain regulatory approvals, the transaction is expected to close in early second quarter of this year.

About Scottish Re

Scottish Re Group Limited is a global life reinsurance specialist. Scottish Re has operating businesses in Bermuda, Grand Cayman, Guernsey, Ireland, Singapore, the United Kingdom and the United States. Its flagship operating subsidiaries include Scottish Annuity & Life Insurance Company (Cayman) Ltd., Scottish Re (U.S.), Inc., and Scottish Re Limited. Additional information about Scottish Re Group Limited can be obtained from its Web site, www.scottishre.com.

     Media Inquiries

     Sarah Lubman / Catherine JonesBrunswick Group
     212-333-3810

     Forward-Looking Statement

Certain statements included herein are "forward-looking statements" within the meaning of the federal securities laws. The management of Scottish Re Group Limited (the "Company") cautions that forward-looking statements are not guarantees and actual results could differ materially from those expressed or implied in the forward-looking statements. Important events that could cause the actual results of operations or financial condition of the Company to differ include, but are not necessarily limited to, the Company's ability to attract clients and generate business; the competitive environment; the Company's ability to underwrite business; performance of outside service providers; mortality risk; surrender risk; investment risk (including asset value risk, reinvestment risk and disintermediation risk); the impact of unforeseen economic changes (such as changes in interest rates, currency exchange rate, inflation rates, recession and other external economic factors); the impact of terrorist activities on the economy, the insurance and related industries in general and the Company in particular;


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regulatory changes (such as changes in U.S. tax law and insurance regulation which directly affect the competitive environment for the Company's products); rating agency policies and practices; uncertainties about our ability to raise equity capital or other sources of liquidity; and loss of key executives. Investors are also directed to consider the risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

SOURCE Scottish Re Group Limited

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Contact: Sarah Lubman or Catherine Jones, Brunswick Group, +1-212-333-3810